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                                                                    EXHIBIT 4(d)

                               MEDIA METRIX, INC.
                           2000 EQUITY INCENTIVE PLAN

       1. Purpose. The purpose of the Media Metrix Inc. 2000 Equity Incentive Plan is to establish a flexible vehicle through which Media Metrix Inc. can offer equity-based compensation incentives to eligible recipients with a view toward promoting the long-term financial success of Media Metrix Inc. and enhancing stockholder value. Awards under the Plan may be in the form of one or more of the following: (a) Options to purchase shares of Common Stock, including Incentive Stock Options and Non-Qualified Stock Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Performance-Based Awards, and (e) Other Stock-Based Awards. In addition, Non-Employee Directors shall receive automatic grants of Non-Qualified Stock Options under the Plan.

       2. Definitions. For purposes of the Plan, the following terms shall have the following meanings:

              (a) "Affiliate" shall mean an affiliate within the meaning of Rule 12b-2 under the Exchange Act.

              (b)    "Board" shall mean the Board of Directors of the Company.

              (c) "Cause" shall mean, except as otherwise provided by the Committee at the time of grant: (i) in a case where there is no employment or consulting agreement between the recipient and the Company or its Affiliates or where such an agreement exists but does not define "cause" (or words of like import), a termination classified by the Company or its Affiliates as a termination due to an individual's dishonesty, fraud, insubordination, willful misconduct or refusal to perform services, or (ii) in a case where there is an employment or consulting agreement between the recipient and the Company or its Affiliates, a termination that is or would be deemed for "cause" (or words of like import) under such agreement. Notwithstanding the foregoing, in the case of a director of the Company, Cause shall mean an act or failure to act that constitutes "cause" for removal of a director under applicable Delaware law.

              (d) "Change in Control" shall mean, except as otherwise determined by the Committee at the time of grant: (i) a merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's outstanding shares of Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or (ii) the sale or other disposition of all or substantially all of the Company's assets.

              (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

              (f) "Committee" shall mean the administrative committee under the Plan as duly constituted from time to time in accordance with Section 3 of the Plan.


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              (g)    "Common Stock" shall mean the Company's common stock, par
value $0.01.

              (h) "Company" shall mean Media Metrix Inc., a Delaware corporation, and its successors.

              (i) "Disability" shall mean, except as otherwise provided by the Committee at the time of grant, the inability of a participant to perform the customary duties of his or her employment or other service for the Company or its Affiliates by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

              (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              (k) "Fair Market Value" shall mean, as of any date, the closing price per share of Common Stock as published by the principal national securities exchange on which the Common Stock is traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, of if the Common Stock is not traded on a national securities exchange or the over the counter market value of a share of the Common Stock on such date as determined in good faith by the Committee.

              (l) "Incentive Stock Option" or "ISO" shall mean any Option that is intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

              (m) "Non-Employee Director" shall mean any member of the Board who is not employed by or a consultant to the Company of any of its Affiliates.

              (n) "Non-Qualified Stock Option" or "NQSO" shall mean any Option that is not an Incentive Stock Option.

              (o) "Option" shall mean an option to purchase shares of Common Stock awarded under the Plan.

              (p) "Other Stock-Based Award" shall mean any stock-based award awarded under the Plan.

              (q) "Parent" shall mean any "parent corporation" of the Company within the meaning of Section 424(e) of the Code.

              (r) "Performance-Based Award" shall mean any performance-based award awarded under the Plan.



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              (s)    "Plan" shall mean this Media Metrix Inc. 2000 Equity
Incentive Plan, as amended from time to time.

              (t) "Restricted Stock" shall mean any restricted share of Common Stock awarded under the Plan.

              (u) "Securities Act" shall mean the Securities Act of 1933, as amended.

              (v) "Stock Appreciation Right" or "SAR" shall mean any stock appreciation right awarded under the Plan.

              (w) "Subsidiary" shall mean any "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

              (x) "Ten Percent Stockholder" shall mean a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Subsidiaries or Parents.

       3.     Administration.

              (a) Committee. The Plan will be administered by Committee of two (2) or more members by the Board. The members of the Committee will be appointed by, and serve at the pleasure of, the Board. Unless the Board determines otherwise, each member of the Committee will be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange and an "outside director" within the meaning of Section 162(m) of the Code. If for any reason the appointed Committee does not comply with the requirements of Rule 16b-3 or
Section 162(m) of the Code, such non-compliance will not affect the validity of any awards, grants, interpretations or other actions of the Committee. The Plan will be administered by the Board with respect to discretionary grants made to Non-Employee Directors. Notwithstanding anything herein to the contrary, the Board may, in its sole discretion, at any time and from time to time, grant awards under the Plan or administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

              (b) Authority of Committee. Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to: (i) select the persons to whom awards will be granted under the Plan, (ii) grant awards to such persons and prescribe the terms and conditions of such awards (including, but not limited to, the exercise or purchase price (if any), and any vesting or forfeiture conditions applicable to such awards), (iii) interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, (iv) carry out any responsibility or duty specifically reserved to the Committee under the Plan, and (v) make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. A majority of the members of the Committee will constitute a quorum. The



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Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decisions of the Committee, including with regard to questions of construction, interpretation and administration, will be final, binding and conclusive on all persons.

              (c) Indemnification. The Company will indemnify and hold harmless each member of the Committee and the Board and any employee of the Company or its Affiliates who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

       4. Eligibility. Awards may be granted under the Plan to any member of the Board (whether or not an employee of the Company or its Affiliates), to any officer or other employee of the Company or its Affiliates and to any consultant or other independent contractor who performs or will perform services for the Company or its Affiliates. In addition, Non-Employee Directors shall receive automatic grants of Non-Qualified Options under the Plan.

       5.     Available Shares.

              (a) Aggregate Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Common Stock that may be issued, or used for reference purposes, under the Plan shall not exceed 2,000,000 shares. Notwithstanding the foregoing, the maximum number of shares that may be issued, or used for reference purposes, under the Plan will automatically increase on the first trading day of each calendar year, beginning with the 2001 calendar year, by an amount equal to the lesser of (i) four percent (4%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year or (ii) 1,000,000 shares (as adjusted pursuant to Section 14), provided that in no event shall such maximum number of shares exceed 6,000,000 shares (as adjusted pursuant to Section 14) during the term of the Plan. In determining the number of shares that remain available for issuance or reference purposes under the Plan at any time, the following shares will be deemed not to have been issued, or used for reference purposes, under the Plan: (i) shares underlying an Option or Stock Appreciation Right that terminates, expires or is canceled without having been exercised in full, (ii) shares of Restricted Stock and shares covered by a Performance-Based Award or Other Stock-Based Award that are forfeited in accordance with the terms of the applicable award, and (iii) shares that are withheld in order to pay the exercise price of Options or to satisfy the minimum tax withholding obligations associated with Options or other awards. The number of shares of Common Stock issued in connection with the exercise of an Option will be determined net of any previously-owned shares tendered by the holder of the Option in payment of the exercise price or of any applicable withholding taxes. Any shares of Common Stock that are issued by the Company, and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the shares of Common Stock available for issuance or reference purposes under the Plan. Shares of Common Stock

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available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury. No fractional shares of Common Stock may be issued under the Plan.

              (b) Employee Award Limitations. The maximum number of shares of Common Stock with respect to which Options or SARs may be granted under the Plan to any employee in any calendar year shall be 1,000,000. The aggregate maximum number of shares of Common Stock subject to awards, other than Options or SARs, that may be granted under the Plan to any employee in any calendar year shall be 1,000,000. Subject to these limitations, each person eligible to participate in the Plan will be eligible in any year to receive awards covering up to the full number of shares of Common Stock then available for awards under the Plan. No more than $1,000,000 may be paid to any employee with respect to any cash Performance-Based Award covered by Section 9. In applying this limitation, multiple Performance-Based Awards to the same employee will be subject to a single $1,000,000 limit if they are either (i) determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company, or (ii) determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company.

       6.     Stock Options.

              (a) ISOs and NQSOs. Subject to the provisions hereof, the Committee may grant ISOs and NQSOs to eligible personnel to purchase shares of Common Stock upon such terms and conditions as the Committee deems appropriate, provided that the Committee may only grant ISOs to employees of the Company or its Subsidiaries or Parents.

              (b) Option Term. Unless sooner terminated, all Options granted pursuant to this Section 6 will expire ten (10) years after the date the Option is granted (or, in the case of an ISO granted to a Ten Percent Stockholder, five
(5) years).

              (c) Exercise Price. The exercise price per share of Common Stock covered by an Option granted pursuant to this Section 6 will be determined by the Committee when the Option is granted. The exercise price per share of Common Stock covered by a NQSO must be at least equal to 85% of the Fair Market Value of the Common Stock on the date the Option is granted, provided that the exercise price per share of Common Stock covered by a NQSO which is intended to qualify for the "performance-based compensation" exception under Section 162(m)(4)(C) of the Code may not be less than the Fair Market Value of the Common Stock on the date the Option is granted. The exercise price per share of Common Stock covered by an ISO may not be less than 100% of the Fair Market Value of the Common Stock on the date the ISO is granted (or, in the case of Ten Percent Stockholder, 110% of the Fair Market Value of the Common Stock on the date the ISO is granted).

              (d) Vesting Conditions. The Committee may establish such vesting and other restrictions on the exercise of an Option and/or upon the disposition of the shares of Common Stock acquired upon the exercise of an Option as it deems appropriate. If the Committee provides, in its discretion, that any Option is exercisable upon the attainment of certain vesting conditions (including, without limitation, that it is exercisable only in installments based upon the attainment



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of specified time and/or performance criteria), the Committee may waive or accelerate such conditions on the exercisability at any time after grant in whole or in part.

              (e) Exercise of Options. An Option may be exercised by transmitting to the Company: (i) a notice specifying the number of shares to be purchased, and (ii) payment of the exercise price, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its minimum federal, foreign or other tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Committee are made with respect to the satisfaction of such withholding obligations). The Committee may establish such rules and procedures as it deems appropriate for the exercise of Options. The exercise price of shares of Common Stock acquired pursuant to the exercise of an Option may be paid in cash and/or such other form of payment as may be permitted by the Committee from time to time, including, without limitation, shares of Common Stock which have been owned by the holder for at least six (6) months (free and clear of any liens and encumbrances), installment payments pursuant to promissory note or in accordance with a "cashless exercise" procedure established by the Committee.

              (f) Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an Option until full payment therefor has been made (and/or provided for where all or a portion of the exercise price is being paid in installments), and the applicable income tax withholding obligation has been satisfied or provided for. The holder of an Option will have no rights as a stockholder with respect to any shares covered by an Option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such stock certificate is issued.

              (g) Other Provisions. The Committee may impose such other conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of federal or state securities laws or exchange requirements, as it may deem necessary or advisable.

       7.     Stock Appreciation Rights.

              (a) General. Subject to the provisions hereof, the Committee may award SARs to eligible personnel upon such terms and conditions as it deems appropriate. A SAR is an award entitling the holder, upon exercise, to receive an amount, in cash or shares of Common Stock or a combination thereof, as determined by the Committee in its sole discretion, determined with reference to the appreciation, if any, in the Fair Market Value of Common Stock during the period beginning on the date the SAR is granted and ending on the date the SAR is exercised.

              (b) Types of SARs. SARs may be awarded under the Plan in conjunction with an Option ("Tandem SARs") or independent of Options. Tandem SARs awarded in conjunction with a NQSO may be awarded either at or after the time the NQSO is granted. Tandem SARs awarded in conjunction with an ISO may only be awarded at the time the ISO is granted.



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              (c)    Exercisability of SARs. Except as otherwise provided
herein, a Tandem SAR will be exercisable only at the same time and to the same extent and subject to the same conditions as the related Option is exercisable. The exercise of a Tandem SAR will cancel the related Option to the extent of the shares of Common Stock with respect to which the SAR is exercised, and vice versa. Tandem SARs may be exercised only when the Fair Market Value of the Common Stock to which it relates exceeds the exercise price. The Committee may impose such additional service or performance-based vesting conditions upon the exercise of a SAR as it deems appropriate.

              (d) Exercise of SARs. A SAR may be exercised by giving written notice to the Company identifying the SAR that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Committee may require. The Committee may establish such rules and procedures as it deems appropriate for the exercise of SARs under the Plan. Upon the exercise of a SAR, the holder will be entitled to receive an amount (in cash and/or shares of Common Stock as determined by the Committee) equal to the product of (i) the number of shares with respect to which the SAR is being exercised and (ii) the difference between the Fair Market Value of a share of Common Stock on the date the SAR is exercised and the exercise price per share of the SAR. As a condition of exercise, the holder must pay to the Company or make arrangements satisfactory to the Company for the payment of applicable withholding taxes.

              (e) Deferral of Payment. The Committee may at any time and from time to time provide for the deferral of delivery of any shares and/or cash for which an SAR may be exercisable until such date or dates and upon such other terms and conditions as the Committee may determine.

       8.     Restricted Stock.

              (a) General. Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock to eligible personnel upon such terms and subject to such forfeiture and other conditions as the Committee deems appropriate. The terms and conditions of any Restricted Stock award will be evidenced by a written agreement or other instrument approved for this purpose by the Committee.

              (b) Stock Certificates for Restricted Stock. Unless the Committee elects to use a different method (such as, for example, the issuance and delivery of stock certificates) shares of Restricted Stock will be evidenced by book entries on the Company's stock transfer records pending the expiration of restrictions thereon. If a stock certificate for Restricted Stock is issued in the name of the grantee, it will bear an appropriate legend to reflect the nature of the restrictions applicable to the shares represented by the certificate, and the Committee may require that such stock certificates be held in custody by the Company until the restrictions on such shares have lapsed. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of stock certificates for shares of Restricted Stock, including, without limitation, a requirement that the grantee deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.



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              (c)    Purchase Price. The purchase price payable for shares of
Restricted Stock will be determined by the Committee. To the extent permitted by applicable law, the purchase price may be as low as zero and, to the extent required by the applicable law, the purchase price will be no less than the par value of the shares covered by the award.

              (d) Restrictions and Vesting. The Committee will establish such conditions as it deems appropriate on the grant or vesting of Restricted Stock. Such conditions may be based upon continued service, the attainment of performance goals (which, in the case of grants of Restricted Stock intended to qualify for the performance-based compensation exception under Section 162(m)(4)(C) of the Code, satisfy the requirements of Section 9 below) and/or such other relevant factors or criteria designated by the Committee. The holder of Restricted Stock will not be permitted to transfer shares before the time the applicable vesting conditions are satisfied.

              (e) Rights as a Stockholder. Except as provided herein and as otherwise determined by the Committee, the recipient of Restricted Stock shall have, with respect to his or her Restricted Stock, all of the rights of a holder of shares of Common Stock, including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to satisfaction of the applicable vesting conditions, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends will be deferred until, and conditioned upon, the satisfaction of the applicable vesting conditions.

              (f) Lapse of Restrictions. If and when the vesting conditions are satisfied with respect to a Restricted Stock award, a certificate for the shares covered by the award, to the extent vested, will be delivered to the grantee. All legends shall be removed from said certificates at the time of delivery except as otherwise required by applicable law.

       9.     Performance-Based Awards.

              (a) General. Subject to the provisions of the Plan, the Committee may award Performance-Based Awards to eligible personnel upon, or subject to, the attainment of such performance goals and such terms and conditions as the Committee deems appropriate. The Committee may condition the exercise, vesting or settlement of a Performance-Based Award on the achievement of specified performance goals. The provisions of this Section 9 will apply in the case of a Performance-Based Award.

              (b) Objective Performance Goals. A performance goal established in connection with a Performance-Based Award that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is attained, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) as may be permitted under Section 162(m) of the Code, and (3) based on one or more of the following business criteria:



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                     (i)    the attainment of certain target levels of, or a
       specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

                     (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

                     (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow;

                     (iv) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

                     (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

                     (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

                     (vii) the attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders' equity;

                     (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

                     (ix) the attainment of certain target levels in the Fair Market Value of the Common Stock; and/or

                     (x) growth in the value of an investment in Common Stock assuming the reinvestment of dividends.

If and to the extent permitted under Section 162(m) of the Code, such performance goals may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), extraordinary items, non-recurring items and other similar events or circumstances occurring during the applicable performance period.



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              (c)    Calculation. At the expiration of the applicable
performance period, the Committee will determine the extent to which the performance goals established pursuant to this Section 9 are attained and the percentage of each Performance-Based Award that has been earned. The Committee may reduce the amount that would otherwise be payable pursuant to a Performance-Based Award, but may not exercise its discretion to increase such amount.

              (d) Payment. Following the Committee's determination in accordance with Section 9(c), the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or in shares of Common Stock (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance-Based Awards at the close of the applicable performance period. Unless otherwise determined by the Committee, payment of earned Performance-Based Awards shall be made in a single lump sum following the close of the applicable performance period. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee. At the discretion of the Committee, participants may be entitled to receive any dividends declared with respect to shares which have been earned in connection with grants of Performance-Based Awards which have been earned, but not yet distributed to participants.

       10.    Other Stock-Based Awards.

              (a) General. Other awards of Common Stock and awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("Other Stock-Based Awards") may be granted either alone or in addition to or in tandem with Options, Stock Appreciation Rights, Restricted Stock and Performance Based-Awards. Subject to the provisions of the Plan, the Committee shall, in its sole discretion, determine the eligible personnel to whom and the time or times at which such awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, the ability of participants to defer the receipt of Common Stock pursuant to such awards and all other conditions of the awards. The Committee may also provide for the grant of Common Stock under such awards upon the completion of a specified performance period.

              (b) Terms and Conditions. Other Stock-Based Awards made pursuant to this Section 10 shall be subject to the following terms and conditions:

                     (i) Unless otherwise determined by the Committee at the time of grant, subject to the provisions of the award agreement and the Plan, the recipient of an award under this Section 10 shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the award.

                     (ii) Any award under this Section 10 and any Common Stock covered by any such award shall vest or be forfeited to the extent so provided in the award agreement, as determined by the Committee, in its sole discretion. The Committee may, in its sole discretion, waive in whole or in part any or all of the



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       limitations imposed hereunder (if any) with respect to any or all of an award under this Section 10.

                     (iii)  Common Stock issued on a bonus basis under this
       Section 10 may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Section 10 shall be priced as determined by the Committee. The purchase price of shares of Common Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

       11.    Non-Employee Director Stock Options.

              (1) Automatic Grants. Without further action by the Board or the stockholders of the Company, (i) each director who is a Non-Employee Director on January 1, 2000 shall be granted an Option to purchase 20,000 shares of Common Stock on the first trading day following the 2000 Annual Meeting of Stockholders, (ii) each director who first becomes a Non-Employee Director on or after the date of the 2000 Annual Meeting of Stockholders shall be granted an Option to purchase 15,000 shares of Common Stock on the first trading day following the date he or she commences service as a Non-Employee Director and
(iii) each Non-Employee Director shall be granted an Option to purchase 15,000 shares of Common Stock on the first trading day following each Annual Meeting of Stockholders at which such director is re-elected to the Board, provided that such Non-Employee Director did not receive an Option pursuant to Section 11(a)(ii) during the one hundred eighty (180) day period ending on such Annual Meeting of Stockholders.

              (2) Exercise Price. The exercise price per share covered by an Option granted pursuant to this Section 11 shall be equal to the Fair Market Value of the Common Stock on the date of grant.

              (3)    Vesting Conditions. Each Option granted pursuant to this
Section 11 will be immediately exercisable with respect to twenty-five percent (25%) of the shares covered thereby and will become exercisable with respect to an additional 2.083% of the shares covered thereby on the last day of each month for the first thirty-six (36) months commencing on or after the date of grant, provided that the optionee remains in continuous service as a director of the Company through each applicable vesting date.

              (4) Effect of Termination of Service. If a director's service on the Board is terminated due to his or her death or Disability, then: (i) any Option granted pursuant to this Section 11 that is not exercisable on the date of termination shall immediately terminate, and (ii) any Option granted pursuant to this Section 11 that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, by the director (or his or her beneficiary) during the one year period following the date of termination or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, shall thereupon terminate. If a director's service on the Board is terminated by the Company for Cause or if, at the time of his or her termination, grounds for a termination for Cause exist, then any



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Option granted pursuant to this Section 11 (whether or not then exercisable)
shall immediately terminate and cease to be exercisable. If a director's service on the Board for any reason, other than death, Disability or Cause or at a time when Cause exists) or no reason, then: (1) any Option granted pursuant to this
Section 11 that is not exercisable on the date of termination shall immediately terminate, and (2) any Option granted pursuant to this Section 11 that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, during the one hundred eighty (180) day period following the date of termination or, if sooner, until the expiration of its stated term and, to the extent not exercised during such period, shall thereupon terminate.

              (5)    Capital Transactions; Change in Control. The provisions of
Section 14 shall apply to Options granted pursuant to this Section 11.

              (6) Expiration. Except as otherwise provided herein, if not previously exercised, each Option granted pursuant to this Section 11 will expire on the tenth anniversary of the date of grant.

       12. Non-Transferability of Awards. No Options, SARs, Performance-Based Awards or Other Stock-Based Awards shall be transferable by the recipient other than upon the recipient's death to a beneficiary designated by the recipient, or, if no designated beneficiary shall survive the recipient, pursuant to the recipient's will or by the laws of descent and distribution. All Options and SARs shall be exercisable during the recipient's lifetime only by the recipient. Tandem SARs shall be transferable, to the extent permitted above, only with the underlying Option. Shares of Restricted Stock may not be transferred prior to the date on which shares are issued, or, if later, the date on which such shares have vested and are free of any applicable restriction imposed thereon. Except as otherwise specifically provided by law or the provisions hereof, no award received under the Plan may be transferred in any manner, and any attempt to transfer any such award shall be void, and no such award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that a NQSO is transferable in whole or part to such persons, under such circumstances, and subject to such conditions as the Committee may prescribe.

       13. Effect of Termination of Employment or Service. Except as otherwise provided herein or determined by the Committee at grant or, if no rights of the participant are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules shall apply with regard to awards (other than Options granted pursuant to Section 11) held by a participant at the time of his or her termination of employment or other service with the Company and its Affiliates:

              (a)    Rules Applicable to Stock Options and SARs.

                     (i) Termination due to Death. If a participant's employment or service terminates due to his or her death, then:
              (A) any Option or SAR held by the participant that is not exercisable on the date of termination shall immediately terminate, and (B) any Option or SAR that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, by the deceased participant's beneficiary during the one year period following the date of termination or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, shall thereupon terminate.

                     (ii) Termination due to Disability. If a participant's employment or service terminates due to his or her Disability, then: (A) any Option or SAR held by the participant that is not exercisable on the date of termination shall immediately terminate, and (B) any Option or SAR held by the participant that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, during the one hundred eighty (180) day period following the date of termination or, if sooner, until the expiration of its stated term and, to the extent not exercised during such period, shall thereupon terminate.

                     (iii) Termination for Cause. If a participant's employment or service is terminated by the Company or an affiliate for Cause or if, at the time of his or her termination, grounds for a termination for Cause exist, then any Option or SAR held by the participant (whether or not then exercisable) shall immediately terminate and cease to be exercisable.

                     (iv) Other Termination. If a participant's employment or service terminates for any reason(other than death, Disability or Cause or at a time when Cause exists) or no reason, then: (A) any Option or SAR held by the participant that is not exercisable on the date of termination shall immediately terminate, and (B) any Option or SAR held by the participant that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, during the ninety (90) day period following the date of termination or, if sooner, until the expiration of its stated term and, to the extent not exercised during such period, shall thereupon terminate.

              (b) Rules Applicable to Restricted Stock. Upon the termination of a participant's employment or service for any reason (including death or Disability) or no reason, Restricted Stock which has not yet become fully vested will, unless otherwise determined by the Committee, automatically be forfeited by the participant (or the participant's successors) and any certificate therefor or book entry with respect thereto or other evidence thereof will be canceled.

              (c) Rules Applicable to Performance-Based Awards. Upon termination of a participant's employment or service for any reason (including death or Disability) or no reason, then the participant's outstanding Performance-Based Awards will, unless otherwise determined by the Committee, thereupon expire and the participant (or his or her beneficiary, as the case may be) will not be entitled to receive any amount in respect of the performance period within which the participant's employment or service is terminated.

              (d) Rules Applicable to Other Stock-Based Awards. Upon the termination of a participant's employment or service for any reason (including death or Disability) or no reason, Other Stock-Based Awards which have not yet become fully vested will, unless otherwise determined by the Committee, automatically be forfeited by the participant (or the participant's successors) and any certificate therefor or book entry with respect thereto or other evidence thereof will be canceled.

       14.    Capital Changes; Change in Control.

              (a) Adjustments upon Changes in Capitalization. If any change is made to the Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to:
(i) the maximum number and/or class of securities issuable and available for reference purposes under the Plan, (ii) the number and/or class of securities with respect to which any one employee may be granted awards under the Plan per calendar year, (iii) the number and/or class of securities for which automatic grants are made to Non-Employee Directors pursuant to Section 11 of the Plan, and (iv) the number and/or class of securities and, if applicable, the exercise price per share in effect under each outstanding award under the Plan. Such adjustments to the outstanding awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such awards.

              (b) Change in Control. Unless the Committee determines otherwise at the time of grant, each Option and SAR outstanding at the time of a Change in Control that is not otherwise fully exercisable shall automatically accelerate so that each such Option and SAR shall, immediately prior to the effective date of the Change in Control, become fully exercisable, provided that no acceleration of exercisability shall occur with respect to an outstanding Option or SAR if and to the extent such Option or SAR is, in connection with the Change in Control, to be assumed or otherwise continued in full force or effect by the successor corporation (or parent thereof) pursuant to the terms of the Change in Control transaction. Unless the Committee determines otherwise at the time of grant, upon the consummation of the Change in Control, all outstanding Options and SARs shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction. Each Option and SAR which is assumed (or is otherwise to continue in effect) in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable or, in the case of a SAR, payable (if settled in shares) to the participant upon consummation of such Change in Control had the Option or SAR been exercised immediately prior to such Change in Control, provided the aggregate exercise price of an Option payable for such securities shall remain the same. Unless the Committee determines otherwise at the time of grant, the restrictions to which any shares of Restricted Stock, Performance-

Based Awards and Other Stock-Based Awards granted prior to a Change in Control are subject shall lapse as if the applicable restriction period had ended upon the Change in Control. If, in connection with a Change in Control, new, additional or different shares or securities ("New Securities") are issued in exchange for Restricted Stock, non-cash Performance-Based Awards or Other Stock-Based Awards, such New Securities shall, unless the Committee determines otherwise at the time of grant, be subject to all of the conditions and restrictions applicable to the awards with respect to which such New Securities were exchanged.

              (c) Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be settled in cash, and each such award will cover only the number of full shares resulting from the adjustment.

              (d) Determination of Board to be Final. All adjustments under this Section 14 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

       15. Tax Withholding. As a condition to the exercise of any award or the delivery of any shares of Common Stock pursuant to any award or the lapse of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or its subsidiaries relating to an award: (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan, and (b) the Company shall be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable award agreement provides otherwise, at the discretion of the Committee, the grantee may satisfy the withholding obligation described under this Section 15 by electing to have the Company withhold shares of Common Stock (which withholding will be at a rate not in excess of the statutory minimum rate) or by tendering previously-owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

       16. Amendment and Termination. The Board may amend or terminate the Plan at any time, provided that no such action may adversely affect the rights of the holder of any outstanding award without his or her consent. Except as otherwise provided in Section 14, any amendment which would increase the aggregate number of shares of Common Stock which may be issued or used for reference purposes under the Plan or with respect to which awards may be granted to any employee during any calendar year or modify the class of employees eligible to receive Options under the Plan shall, to the extent required by applicable law, be subject to the approval of the Company's stockholders. The Committee may amend the terms of any agreement or certificate made or issued hereunder at any time and from time to time provided that any amendment which would adversely affect the rights of the holder may not be made without his or her consent.

       17. Term of the Plan. The Plan shall be effective on the date of its adoption by the Board, subject to the approval of the stockholders of the Company within one year from the date of adoption by the Board. The Plan will terminate on the tenth anniversary of the date of its adoption by the Board, unless sooner terminated by the Board. The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award (as then in effect or thereafter amended) and the Plan.

       18.    Miscellaneous.

              (a) Documentation of Awards. Each award made under the Plan will be evidenced by a written agreement or other written instrument the terms of which will be established by the Committee. To the extent not inconsistent with the provisions of the Plan, the written agreement or other instrument evidencing an award will govern the rights and obligations of the participant (and any person claiming through the participant) with respect to the award.

              (b) No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an award under the Plan or to be retained in the employ or service of the Company or its Affiliates.

              (c) Governing Law. The Plan shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law.

              (d) Decisions and Determinations. All decisions or determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final, binding and conclusive.

              (e) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

              (f) Requirements of Law. The grant of awards and issuance of shares under the Plan shall be subject to compliance with all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as the Committee deems necessary or desirable.

              (g) Listing and Other Conditions. As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an award shall be conditioned upon such shares being listed on such exchange or system. If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise with respect to shares of Common Stock or awards, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

              (h) Beneficiary Designation. Each Participant under the Plan may, from time to time, designate any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.